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                                                                    EXHIBIT 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the use of our report, dated February 12, 1998 (expect with respect to the matters discussed in Note 17 as to which the date is September 15, 1998), on the consolidated financial statements of Clark-Schwebel Holdings, Inc. and subsidiaries as of December 28, 1996, and the fiscal year ending January 3, 1998, and for each of the two periods in the year ending December 28, 1996, and the fiscal year ending January 3, 1998, and to all references to our Firm, included in this registration statement.

                                        /s/ Arthur Andersen LLP

Charlotte, North Carolina,
June 11, 1999